QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

SUBSIDIARIES OF UNITED STATIONERS INC.

SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION
UNITED STATIONERS SUPPLY CO.	Illinois
AZERTY de MEXICO, S.A. de C.V.	Mexico
LAGASSE, INC. (f/k/a/ LAGASSE BROS., INC.)	Louisiana
UNITED STATIONERS TECHNOLOGY SERVICES LLC	Illinois
UNITED WORLDWIDE LIMITED	Hong Kong
UNITED STATIONERS HONG KONG LIMITED	Hong Kong
USS RECEIVABLES COMPANY, LTD.	Cayman Islands
UNITED STATIONERS FINANCIAL SERVICES, LLC	Illinois

QuickLinks

  EXHIBIT 21